Exhibit 99.1

Imara Presents Clinical Data on IMR-687 in Sickle Cell Disease at the European Hematology Association (EHA) Annual Congress

Final data from 93-patient Phase 2a clinical trial show lower annualized rate of vaso-occlusive crises (VOCs) and longer time to first VOC on IMR-687

Interim open-label extension clinical trial data through eight months show increased HbF response and continuation of lower VOC rates on IMR-687, extending Phase 2a VOC results

IMR-687 was well-tolerated as a monotherapy and in combination with hydroxyurea in both studies

Imara to host conference call and live webcast today at 8:00 a.m. ET

BOSTON— June 11, 2021 (GLOBE NEWSWIRE) — Imara Inc. (Nasdaq: IMRA), a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, today announced the presentation of data from the Phase 2a clinical trial and its open label extension (OLE) trial of IMR-687 in adults with sickle cell disease (SCD) at the European Hematology Association (EHA) Annual Congress, being held virtually June 9-17, 2021.

“The impact of IMR-687 on several VOC-related parameters is potentially an exciting development for the treatment of sickle cell disease,” said Biree Andemariam, M.D., Associate Professor at UConn School of Medicine, Director of the New England Sickle Cell Institute at UConn Health, and lead investigator for the Phase 2a clinical trial.  “These data include lower annualized VOC rates, fewer VOC-related hospitalizations, increased time to first VOC, and improvements in patient-reported VOC pain severity score.  VOCs and associated pain are a leading cause of emergency room visits and morbidity in SCD and as result, a meaningful measure of clinical benefit to this patient community.”

“The VOC data in our 93-patient Phase 2a clinical trial point to a potential multimodal mechanism-of-action of IMR-687 in sickle cell disease that acts primarily on red blood cells and has the potential to act on white blood cells, adhesion mediators and other cell types. In addition, it is encouraging to see that patients in the OLE clinical trial are continuing to benefit from lower annualized VOC rates for an additional eight months, extending the results seen in the six-month Phase 2a trial,” said Rahul Ballal, Ph.D., President and Chief Executive Officer of Imara. “These clinical outcome data have also prompted us to elevate annualized VOC rates to the key secondary endpoint in the ongoing Ardent Phase 2b clinical trial. We look forward to engaging the FDA in the coming months on these two datasets.”

Dr. Ballal continued, “We are also pleased that 36% (4/11) of patients in the OLE clinical trial had absolute HbF increases of more than 3% at the eight-month timepoint while receiving a 200 mg dose of IMR-687. We believe that higher doses of IMR-687 have the potential to show even more robust HbF increases. The Ardent Phase 2b clinical trial, currently dosing up to 400 mg daily, is powered to show an absolute HbF increase at Week 24 of at least 3% in 35% of subjects on IMR-687 versus 5% on placebo. We look forward to reporting interim data from both the Ardent Phase 2b clinical trial in patients with sickle cell disease and the Forte Phase 2b clinical trial in patients with beta-thalassemia later this year.”

Phase 2a Data Highlights (n=93):

The Phase 2a clinical trial evaluated the safety, tolerability, PK and exploratory PD and clinical outcomes of IMR-687 in 93 adults with SCD. Final results for this trial indicate a well-tolerated safety profile, lower VOC rates, improved patient reported pain severity score, and variable biomarker results, including with respect to fetal hemoglobin (HbF).

•	VOC results for all 93 subjects enrolled:
o

40% lower mean annualized VOC rate in IMR-687-treated groups versus placebo groups with a significant difference between the median values of zero per year in IMR-687-treated groups versus 1.87 per year in placebo groups

o	Significant increase in time to first VOC of 169 days for IMR-687-treated groups versus 87 days for placebo groups
o	Lower mean annualized rate of VOC-related hospitalizations of 0.84 per year in IMR-687-treated groups versus 1.36 per year in placebo groups
•	Mean annualized VOC rate was also lower in those subjects on IMR-687 + background hydroxyurea (HU) versus placebo + HU
•	Improved patient-reported outcomes regarding severity of pain episodes (ASCQ-Me) for patients in IMR-687 100/200 mg group as compared to placebo groups
•	Significant mean increase in F-cells in pooled IMR-687-treated groups versus placebo groups; increases in F-cells were correlated with HbF and with increased IMR-687 exposure

OLE Data Highlights (n=24):

Imara is conducting a four-year OLE clinical trial which allows patients to enroll in a long-term safety and tolerability study of IMR-687 following completion of the Phase 2a clinical trial.  Updated interim data from the ongoing OLE trial in 24 adults with SCD showed IMR-687 continued to be well-tolerated. Improvements in VOC rates observed in the Phase 2a clinical trial were maintained and improvements in HbF and F-cells were seen in OLE clinical trial subjects with data available at eight months or longer.

•

The low mean annualized VOC rate for IMR-687-treated patients in the Phase 2a clinical trial was maintained in patients who remained on IMR-687 in the OLE clinical trial (N=13), with mean annualized VOC rates of 1.3 (Phase 2a) and 1.8 (OLE) per year

•

The mean annualized VOC rate was reduced by 39% in subjects previously in the placebo group in the Phase 2a clinical trial (N=5), with mean annualized VOC rates of 4.7 (Phase 2a) and 2.9 (OLE) per year.

•

36% (4/11) of patients had absolute HbF increases ≥3% with a mean absolute increase of 1.7%; 47% (7/15) of patients had absolute F-cell increases of ≥6% with a mean absolute increase of 6.8%; variable results with respect to other biomarkers. The two patients previously documented as part of case narratives and with the longest duration of therapy in the OLE trial, have shown persistent increases in F-cells and HbF of greater than 3% through 12-24 months, along with reductions in selected biomarkers of RBC hemolysis.

Safety Summary:

IMR-687 was well-tolerated in monotherapy and in combination with HU in each of the Phase 2a and OLE clinical trials; the most frequent adverse events (≥20% in one or more IMR-687 group) included headache and nausea. There were no treatment-related serious adverse events or treatment related Grade 3 or greater adverse events in the IMR-687-treated groups. There were no clinically significant changes in laboratory safety data, electrocardiogram (ECG) or vital signs, and no cases of neutropenia were observed.

Presentation at European Hematology Association (EHA) Annual Congress:

Title: The Safety, Pharmacokinetics & Pharmacodynamic Effects of IMR-687, a Highly-Selective PDE9 Inhibitor, In Adults with Sickle Cell Disease: Phase-2A Placebo-Controlled & Open-Label Extension Studies

Live Q&A Session Date and Time: Tuesday, June 15, 2021, from 10:00 - 10:45 a.m. ET (4:00 - 4:45 p.m. CEST)

Oral Abstract Session: Changing the scene on sickle cell disease

Abstract: S263

Presenter: Biree Andemariam, M.D., Associate Professor at UConn School of Medicine and Director of the New England Sickle Cell Institute at UConn Health

The oral presentation can be accessed on demand by registered meeting attendees on the EHA Virtual Congress platform as of Friday, June 11 at 3:00 a.m. ET (9:00 a.m. CEST) and a copy of the presentation will also be available on the Investors section of the Imara website.

Conference Call Information

Imara will host a conference call and live webcast today at 8:00 a.m. ET. The live webcast will be available under “Events and Presentations” in the Investors section of the company's website. The conference call can be accessed by dialing 1 (833) 519-1307 (U.S. domestic) or +1 (914) 800-3873 (international) and referring to conference ID 6979424. A replay of the webcast will be archived on the Imara website following the presentation.

About IMR-687

IMR-687 is a highly selective and potent small molecule inhibitor of PDE9. PDE9 uniquely degrades cyclic guanosine monophosphate (cGMP), an active signaling molecule that plays a role in vascular biology. Lower levels of cGMP are often found in people with sickle cell disease and beta-thalassemia and are associated with impaired blood flow, increased inflammation, greater cell adhesion and reduced nitric oxide-mediated vasodilation.

Blocking PDE9 acts to increase cGMP levels, which are associated with reactivation of fetal hemoglobin, or HbF, a natural hemoglobin produced during fetal development. Increased levels of HbF in red blood cells have been demonstrated to improve symptomology and lower disease burden in patients with sickle cell disease and patients with beta-thalassemia. IMR-687 is designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators, and other cell types.

About Imara

Imara Inc. is a clinical-stage biotechnology company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin. Imara is currently advancing IMR-687, a highly selective, potent small molecule inhibitor of PDE9 that is an oral, once-a-day, potentially disease-modifying treatment for sickle cell disease and beta-thalassemia. IMR-687 is being designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators and other cell types. For more information, please visit www.imaratx.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the (i) clinical trial design and timing with respect to reporting of data from the Ardent and Forte Phase 2b clinical trials in patients with sickle cell disease and beta-thalassemia, (ii) timing and plan to engage the FDA with regards to the Phase 2a clinical trial and OLE clinical trial data and (iii) the Company’s beliefs regarding the strength of its clinical data, the tolerability and therapeutic potential of IMR-687 and advancement of its clinical program. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the impact of extraordinary external events, such as the risks and uncertainties resulting from the impact of the COVID-19 pandemic on the Company’s business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities and ability to conduct and readout data from its ongoing clinical trials of IMR-687; the Company’s ability to advance the development of IMR-687 under the timelines it projects in current and future clinical trials, demonstrate in any current and future clinical trials the requisite safety and efficacy of IMR-687, replicate scientific and non-clinical data in both subsequent case report readouts and in clinical trials and other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission and in other filings that the Company makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
Marin Bergman
Ten Bridge Communications
818-516-2746
Marin@tenbridgecommunications.com

Investor Contact:
Michael Gray
617-835-4061
mgray@imaratx.com